Exhibit 99.1

TMX Finance LLC Fiscal 2012 Earnings Conference Call

April 5, 2013 at 10:00 A.M. Eastern Time

Earnings Call Transcript

Operator:  Good day and welcome to the TMX Finance 2012 earnings conference call.  Today’s conference is being recorded.  At this time, I’d like to turn the conference over Vice President of Finance, Mr. Kelly Wall.  Please go ahead, sir.

Kelly Wall:  Thank you, Trisha.  Good morning, everyone.  Thank you for participating in this conference call.  Today you will hear prepared remarks from me, our Chief Executive Officer, Tracy Young, and our General Counsel, Brian Schmidt — and then Liz Nelson, our Chief Accounting Officer, will join us to answer your questions.

Let me quickly remind you that the following discussion contains certain statements that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.   Because forward-looking statements involve risks and uncertainties, they are not guarantees of future performance and actual results may differ materially from those expressed or implied by these forward-looking statements due to a variety of factors, including those risk factors discussed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2013.

At this time, I’ll turn the call over to our Chief Executive Officer, Tracy Young.

Tracy Young:  Thank you, Kelly, and welcome to our fiscal 2012 conference call.  We are very pleased with our Company’s continued growth and results in 2012.  Many of the 166 stores that we added in 2011 reached profitability and we continued to experience strong same-store results.  Compared to 2011, loan originations increased 27% and title loan receivables increased 18% to $577 million.  As we mentioned in prior calls, loan originations and title loan receivables are key indicators of our business.  Revenue increased 30% in 2012 compared to 2011.  More than half of our revenue increase was attributable to stores open for less than 13 months.  We are pleased with the continued growth in originations, title loan receivables and revenue.  Net income increased 17% compared to 2011 despite the addition of 281 new stores in 2012, many of which had not reached profitability by the end of the year.

Our 281 new store openings in 2012 included 46 InstaLoan stores in Georgia that previously operated under the EquityAuto Loan brand within our TitleMax stores.  Aside from these InstaLoan stores, we opened the majority of the new stores in Texas, Arizona, Virginia and Illinois, as we continue to expand our presence in these markets.

Now, I’ll turn the call over to our General Counsel, Brian Schmidt, for a discussion of our regulatory environment.

Brian Schmidt:  Thanks, Tracy.  The good news is that, with the exception of an issue in Missouri, we are not seeing any current proposed bills in the states we operate in that would have a significant, negative impact on our business.   I do want to provide updates on activity in Missouri and Texas.

In Missouri, there is an issue that does not involve the legislature — a consumer group’s proposal to have a ballot initiative that would limit interest and any other fees on title and payday loans to a 36% APR.  The ballot initiative is identical to one that failed in the fall due to the supporters’ inability to obtain the required signatures.  Since the initiative was attempted in 2012, the initiative cannot be on the ballot until the fall of 2014.  In the meantime, we are evaluating possible strategies in Missouri.

In Texas, several smaller cities have followed certain other cities and passed ordinances that restrict the amount of loans and the number of extensions while also requiring principal reduction.  However, at least one of these cities has since repealed the ordinance.  More importantly, the state is considering several proposed bills, each of which would preempt city ordinances with a uniform rule to be applied statewide.  The main version, which is less restrictive than the current city ordinances, passed out of the state Senate Commerce & Labor Committee earlier this week and is moving to the state House.  We remain cautiously optimistic that the state will pass some form of a bill that will at least preempt the city ordinances.  We will know by the end of May, when the Texas legislature adjourns.

There is nothing new that is material at the federal level.

I’ll turn the call back to Kelly for more details about our financial performance for the quarter.

Kelly Wall:  Thank you Brian, I will now take a few minutes to provide more information about our 2012 financial results.  Revenue for 2012 increased $150.9 million, or 30%, compared to 2011, with increases in each of our 12 markets.  Revenue from stores open for less than 13 months increased approximately $81.5 million in 2012 compared to 2011, representing 54% of the total increase in revenue.  Our same-store revenue, which includes revenue from stores open or acquired 13 months or longer, increased $69.4 million, or 14.4% in 2012 compared to 2011.  We believe the strong comparative growth continues to be driven by a combination of factors, including strong demand for credit from a segment of the market that is underserved, as well as our continued focus on sales training and our incentive compensation plans for store management that encourage growth.

Next, I’d like to discuss the provision for loan losses.  This expense was $144.7 million for 2012 compared to $99.5 million for 2011.  Approximately $12 million of the increase relates to our increase in loan originations, and the remainder of the increase was due to an increase in our loan loss charge-off rate.  The net charge-offs and originations include loans made by our CSO Lenders that we guarantee.  Our net charge-off rate has increased during the last 12 months, due primarily to the addition of a significant number of new stores and our continued rapid loan growth.  We will continue to evaluate our net charge-off rates and make changes as necessary to maximize loan portfolio growth and long-term profitability.

Salaries and related expenses increased by $42.7 million in 2012 to $201.9 million.  As a percentage of revenue, this improved to 30.7% in 2012 compared to 31.5% in 2011.  The dollar increase was primarily the result of the additional operational personnel necessary to service the new stores and the higher quantity of loans in existing stores, and also due to higher corporate headcount to support our growth.  Lastly, our incentive-based compensation expense increased $12.1 million due to increased store profit and the increase in new loan originations.

Occupancy costs increased $16.1 million in 2012 as a result of an increase in rent, utilities and maintenance costs associated with existing stores, opening new stores and expanding our corporate office space.

Depreciation and amortization increased $3.4 million in 2012 due primarily to increases in capital expenditures to support our new store growth.  During 2012, we spent approximately $26.3 million related to opening new stores.

Advertising expense increased $6.7 million in 2012 compared to 2011.  The increase was primarily due to increased internet advertising and online lead generation related to our upgraded website.  Going forward, we generally expect advertising expense to increase in relation to the growth of our business.

Other operating and administrative expenses increased $18.8 million in 2012 compared to 2011.  The increase was primarily driven by growth-related increases in costs associated with collateral collection, information technology, and office supplies and postage.

Interest expense increased $6.7 million in 2012 compared to 2011, due primarily to the higher average debt balance outstanding.  We expect interest expense in future periods will continue to increase relative to comparable prior periods as a result of the new debt capital that we raised in 2012.

Our net income for 2012 was $79.2 million and represents an increase of $11.3 million compared to 2011.

Our earnings before interest, taxes, depreciation and amortization, or “EBITDA,” was $146.6 million for 2012, representing an increase of 17.3% compared to 2011.  A reconciliation of EBITDA, which is a non-GAAP financial measure, to GAAP net income for the past five years is presented in the Selected Financial Data section of our Annual Report filed with the SEC on March 27th.

That concludes my remarks on the operating financials.  Now, before we take questions, let me take a couple of minutes to discuss our growth plans for 2013.

As background, we added 166 new stores in 2011 and 281 new stores in 2012.  We anticipate opening approximately 265 stores in 2013.  Through close of business on Monday, we have opened 76 new stores in 2013.  The additional stores in our pipeline continue to be located primarily in Texas, Arizona, Virginia and Illinois.  As we have mentioned in the past, we prioritize funding loans in our existing stores and maximizing their profitability ahead of new store development.  Thus, the number of new stores that we open in the future will continue to be dependent on the performance of our existing stores as we strike that balance.

This concludes our prepared remarks, and at this time, I’d like to open it up for any questions.

Operator:  Thank you.  If you would like to ask a question, you may do so by pressing the star key followed by the digit 1 on your touchtone telephone.  Please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, please press “star, 1” for questions.  And we’ll pause to give everyone a chance to signal.  We’ll take our first question from Ken Bann with Jefferies & Company.

Ken Bann:  Good morning.  I was wondering if you could talk about same-store sales in the fourth quarter and what you’ve seen so far in the first quarter.

Kelly Wall:  Hey Ken, it’s Kelly.  Thanks for the question.  Appreciate you calling and participating.

Ken Bann:  OK.

Kelly Wall:  First of all, to start with, we haven’t in the past given out specific information — or actually we did last year give out information around year-to-date performance — we’ve chosen not to do that going forward, just as a matter of policy.  I’ll just say high level, though, that our same-store sales growth in the first quarter this year has been consistent with what we saw last year.  And the fourth quarter — just relative to the prior year — same-store sales growth was lower, but it continued to be positive in that low double-digit category.

Ken Bann:  OK.  And the charge-offs as a percent of originations was quite a bit higher in the fourth quarter it looks like — certainly than the prior year.  Is more of that due to the new stores and attempting to build the loan book in those new stores?  Or is it also being increased quite a bit in the existing stores?

Kelly Wall:  It’s actually both, like you said.  It’s the combination of the new store growth, as well as we are seeing higher charge-offs in our existing stores.  As you may recall in our prior conference calls — it’s a trend that we’ve identified and talked about.  At the end of 2011, the Company embarked on an initiative to really identify what the appropriate balance was between advance rates on our loans and the profitability related to that.  We’ve been watching that very closely through each of the quarters of the past year, and the increase in charge-offs not related to the new stores, but related to this initiative, is not a surprise to us — it’s something that we’ve been expecting.  And to date, we’ve seen more profitability to the Company as a result of that.  So it’s something that if you do look at the fourth quarter relative to the prior three quarters of the year, you’ll see that the rate increase has declined.  We’d expect that to continue into 2013 and as we progress into next year, not to see quarter-over-quarter increases in that growth.

Ken Bann:  OK, great.  Then you spent $26.3 million on new stores last year.  Is it going to be similar with the 265 stores you’re building this year?

Kelly Wall:  Yes, we’d expect that our Capex spend on new stores will be consistent with what we had last year.

Ken Bann:  OK, and total Capex — is there anything else that will increase it that much beyond the $41 million that you spent last year?

Kelly Wall:  No, we expect total year 2013 to be consistent with that 41 — give or take — level as well.

Ken Bann:  Right, OK.  A bunch of other companies who’ve typically been offering more payday loans and those type of loans have been now beginning to offer title loans also.  Do you see this as having much of an impact on — it seems like you’re still very strong — but is there any real impact from these new competitors trying to get into the title loan business?

Tracy Young:  Yeah, any time someone does something we’d prefer them not to, but we still see the market being very strong, and with other competitors coming into our space, it makes us more aware that we have to do a better job as a Company, whether it’s through customer service or marketing, for example.  The good news is that’s really our only line of business, so I think we do it better than everyone else.  So there is some advantage — the advantages of other people getting into the business is that it exposes title lending to more people.  Which then if our model — I feel like it’s a better model than theirs because we are solely focused on title lending — then ultimately hopefully the net effect won’t be a decrease in market share.

Ken Bann:  Right, OK.  Then on advertising — given the new store growth over 2012 and what you’ve planned for 2013 — what kind of increase should we expect in terms of your advertising budget for this year?

Tracy Young:  Our marketing budget is based on the number of stores.  We’ve never really changed that plan — so our marketing budget increases based on the number of stores but it stays relatively consistent with that.  We don’t see an increase in marketing spend as it relates to the number of stores that we have open.

Kelly Wall:  And Ken, I would add to that — we look at advertising spend based on a yearly budget and based upon what we’re seeing in certain markets, and we may decide to spend more in one quarter relative to the others.  So while we do expect the spend to be consistent per store for the full year of 2013 relative to ‘12, I would point out that you may see some variation quarter to quarter relative to what you saw for last year.

Ken Bann:  OK.  Great.  Congratulations on a good year.  Thanks.

Operator:  Thank you.  Again, that’s “star, 1” to ask a question.  And at this time there are no further questions in the queue.

Kelly Wall:  Great.  Thanks, Trisha, and thank you to everyone who joined this call today.  We certainly appreciate your interest in TMX Finance, and we look forward to talking to you about our first quarter 2013 results in a few months.

Operator:  OK ladies and gentlemen, thank you for your participation.  This will conclude today’s conference.